Exhibit 99(b)

PinnOak Resources, LLC and subsidiaries

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

Independent Auditors’ Report

Board of Directors and Members of

PinnOak Resources, LLC and Subsidiaries

Canonsburg, Pennsylvania

We have audited the accompanying consolidated balance sheet of PinnOak Resources, LLC and Subsidiaries (Company) as of December 31, 2006 and the related consolidated statement of operations, members’ equity and cash flow for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PinnOak Resources, LLC and Subsidiaries as of December 31, 2006 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania

October 15, 2007

PinnOak Resources, LLC and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share data)

		(Unaudited)
	December 31, 2006	June 30, 2007

Current Assets
Cash and cash equivalents	$7,167	$1,551
Restricted cash	10	189
Accounts receivable	24,419	44,977
Product inventories	8,763	15,275
Work in process inventories	439	953
Other current assets	4,926	1,906
Prepaid maintenance	6,133	5,889
Note receivable from Beard Pinnacle LLC	12,104	14,077

Total current assets	63,961	84,817

Property, plant and equipment
Surface lands	874	874
Mining rights	49,499	48,916
Plant and equipment	80,951	92,593
Mine development costs	1,345	1,345
Construction in progress	14,628	9,750

	147,297	153,478
Less accumulated depreciation	37,715	46,448

Total property, plant and equipment	109,582	107,030

Other noncurrent assets	7,392	7,823

TOTAL ASSETS	$180,935	$199,670

Current Liabilities
Accounts payable	$21,993	$32,460
Short-term debt	2,116	-
Current portion of long-term debt	1,395	1,299
Accrued payroll and related benefits	6,152	5,389
Other current liabilities	13,901	10,482

Total current liabilities	45,557	49,630

Revolving debt	34,700	39,700
Long-term debt, net of current portion	122,500	121,875
Other post employment benefits	9,929	10,652
Black lung and workers’ compensation	2,978	3,302
Mine closing and reclamation	16,569	17,108
Mining royalty commitment	49,499	48,916

Total liabilities	281,732	291,183

Members’ Equity
Class A Common Units, no stated value, 1,000 units authorized, issued and outstanding	-	-
Class B Common Units, no stated value, 77 units authorized, issued and outstanding	-	-
Retained (deficit) earnings	(100,797)	(91,513)

Total Members’ (Deficit) Equity	(100,797)	(91,513)

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$180,935	$199,670

The accompanying notes are an integral part of the consolidated financial statements.

PinnOak Resources, LLC and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	Twelve
	Months	(Unaudited)
	Ended	Six Months Ended
	December 31, 2006	June 30, 2007	June 30, 2006
Revenues
Coal sales	$239,363	$120,612	$134,445
Freight	9,933	7,768	6,618
Gas royalty income	5,128	1,914	3,412
Other revenues	412	281	252

Total revenues	254,836	130,575	144,727

Costs and expenses
Cost of sales	210,219	89,749	113,190
Royalties	14,049	6,768	7,783
Depreciation, depletion and amortization	16,243	9,653	7,257
Selling, general and administrative expenses	13,825	7,537	7,643
Insurance recovery for business interruption	(15,160)	-	(15,160)

	239,176	113,707	120,713

Income from operations	15,660	16,868	24,014

Interest expense	(11,766)	(7,373)	(5,100)
Interest income	1,043	461	504
Gain on sale of equipment	-	1,540	-
Other	(460)	(732)	(232)

	(11,183)	(6,104)	(4,828)

Net income	$4,477	$10,764	$19,186

The accompanying notes are an integral part of the consolidated financial statements.

PinnOak Resources, LLC and Subsidiaries

Consolidated Statement of Members’ Equity

(In thousands, except share data)

	Class A Common		Class B Common
	Shares	Par Value	Shares	Par Value	(Deficit) Earnings	Total

Balance at January 1, 2006	1,000	$-	77	$-	$(72,128)	$(72,128)

Net income	-	-	-	-	4,477	4,477

Distributions to members	-	-	-	-	(33,146)	(33,146)

Balance at December 31, 2006	1,000	-	77	-	(100,797)	(100,797)

Net income (unaudited)	-	-	-	-	10,764	10,764

Distribution to members (unaudited)	-	-	-	-	(1,480)	(1,480)

Balance at June 30, 2007 (unaudited)	1,000	$-	77	$-	$(91,513)	$(91,513)

The accompanying notes are an integral part of the consolidated financial statements.

PinnOak Resources, LLC and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

	For the	(Unaudited)
	Year-Ended	For the Six Months Ended
	December 31, 2006	June 30, 2007	June 30, 2006
Cash flows from operating activities
Net income	$4,477	$10,764	$19,186
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	15,670	9,653	7,257
Amortization of deferred financing fees	573	-	-
Mine closing and reclamation	1,014	539	507
Other post employment benefits	835	723	418
Amortization of mining rights	2,562	583	1,512
Gain on sale of equipment	-	(1,540)	-
Proceeds from business interruption insurance recovery	15,160	-	-
Insurance recovery for business interruption	(15,160)	-	-
Changes in operating assets and liabilities:
Accounts receivable	16,591	(20,558)	13,813
Inventories	(6,696)	(7,027)	(13,991)
Other current assets	(16,456)	1,291	(7,803)
Other noncurrent assets	240	(760)	2,416
Accounts payable	5,347	9,529	3,419
Accrued payroll and related costs	(2,271)	37	(1,478)
Other current liabilities	11,268	(3,278)	1,178
Black lung and workers’ compensation	(1,113)	323	(1,812)

Net cash provided by operating activities	32,041	279	24,622

Cash flows from investing activities
Capital expenditures	(29,198)	(7,576)	(17,660)
Proceeds from sale of property, plant and equipment	-	1,760	-

Net cash used by investing activities	(29,198)	(5,816)	(17,660)

Cash flows from financing activities
Repayments of long-term debt	(1,435)	(721)	(717)
Borrowings of short-term debt	193,970	13,320	46,232
Repayments of short-term debt	(158,767)	(10,436)	(36,545)
Financing fees paid	(242)	-	(142)
Repayment of sales lease back	(2,562)	(583)	(1,512)
Restricted cash	224	(179)	235
Loan to Beard Pinnacle LLC	(10,225)	-	-
Distributions to members	(33,146)	(1,480)	(30,337)

Net cash used by financing activities	(12,183)	(79)	(22,786)

Decrease in cash and cash equivalents	(9,340)	(5,616)	(15,824)

Cash and cash equivalents at the beginning of the period	16,507	7,167	16,507

Cash and cash equivalents at the end of the period	$7,167	$1,551	$683

Supplemental Cash Flow Information Cash paid during the period for interest	$10,041	$10,095	$5,934

The accompanying notes are an integral part of the consolidated financial statements.

PinnOak Resources, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(In thousands, except share data)

Note 1 – Significant accounting policies

A summary of the significant accounting policies of PinnOak Resources, LLC and subsidiaries (PinnOak or the Company) is presented below. These, together with the other notes that follow, are an integral part of the consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company was formed for the purpose of acquiring and operating certain coal mining operations. In 2003, the Company entered into an asset purchase agreement with certain subsidiaries of United States Steel Corporation (U.S. Steel) to purchase the operations of mines located in Pineville, West Virginia and Oak Grove, Alabama. The Company markets metallurgical coal, principally to coke and steel producers in the United States. Intercompany transactions and accounts have been eliminated in consolidation.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates included in the preparation of the financial statements are related to other postretirement benefits and reclamation and mine closure liabilities.

Cash and Cash Equivalents

The Company considers highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company maintains, at a financial institution, cash and cash equivalents that may exceed federally insured amounts at times.

Restricted Cash

Restricted cash represents deposits required by certain governmental authorities prior to the issuance of permits and are forfeitable if all reclamation requirements are not met.

Allowance for Uncollectible Receivables

The Company evaluates the collectibility of trade accounts receivables and other receivables based upon past collection history, the economic environment and specified risks identified in the receivables portfolio. The Company had no allowance for uncollectible receivables at December 31, 2006 or June 30, 2007 (unaudited).

Inventories

Inventories are stated at the lower of cost or market. Cost of coal inventories includes labor, supplies, equipment costs and operating overhead and related costs and is calculated using the average production cost for the last six months.

Sales Contract

In connection with the acquisition of the mines from U.S. Steel, the Company entered into a long term Coal Supply Agreement with U.S. Steel which expired on December 31, 2006. The fair value assigned to this agreement amounted to $2,000. The cost of the contract was amortized over the term of the agreement based on the minimum tonnage commitment. Amortization for 2006 amounted to $877.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation, depletion and amortization are provided in amounts sufficient to amortize the cost of the related assets over their estimated useful lives (not to exceed the lives of the mines) and are calculated on the straight-line method. Estimated lives for plant and equipment range from 3 to 7 years. Coal exploration costs are expensed as incurred. Mine development costs, which are costs incurred to attain production, are capitalized when the majority of production comes from development activities versus normal operating activities. Costs of additional mine facilities required to maintain production after a mine reaches the production stage, generally referred to as “receding face costs,” are expensed as incurred; however, the costs of certain assets with extended lives such as additional airshafts and new portals are capitalized.

Major maintenance incurred for the rebuilds of long wall equipment is recorded as a current asset and is charged to expense when the related long wall panel is mined which generally occurs within one year.

Maintenance, repairs and minor rebuilds are expensed as incurred unless such costs extend the estimated useful life of the asset. When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss on the retirement or other disposition of assets is included in income.

Upon identification of indicators of impairment, management compares the carrying value of its long-lived assets to the undiscounted cash flows of such assets. When the undiscounted cash flows are less than the related assets’ carrying value, the long-lived assets are adjusted to the lower of fair value (based on active market quotes, third-party appraisals or discounted cash flows) or carrying value.

Amortization of mining rights is calculated based upon the units of production method.

Debt Issuance Costs

Debt issuance costs are included in noncurrent assets and are amortized over the life of the related debt on a straight line basis.

Postretirement Benefits Other Than Pensions

Pursuant to the asset purchase agreement with U.S. Steel, the Company assumed postretirement benefits for certain employees who will vest more than five years after the asset purchase date of June 30, 2003. Postretirement benefits for vested employees and those that will vest within the five-year period subsequent to the acquisition date remain obligations of U.S. Steel.

The Company records a provision for estimated postretirement benefits for employees not covered by the asset purchase agreement with U.S. Steel based upon annual valuations prepared by outside actuaries.

Pneumoconiosis Benefits

The Company is required by federal and state statutes to provide benefits to employees for awards related to coal workers’ pneumoconiosis. U.S. Steel reimburses certain of these costs under the terms of the asset purchase agreement. The Company is primarily self-insured for certain coal workers’ pneumoconiosis coverage in Alabama for amounts over a specified limit insured by a commercial insurance policy. Provisions are made for estimated benefits based on annual valuations prepared by outside actuaries. The Company is insured for coal workers’ pneumoconiosis in the State of West Virginia through a state administered program.

Mine Closing and Postclosure Costs

SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company’s asset retirement obligation (“ARO”) liabilities primarily consist of spending estimates related to reclaiming surface land and support facilities in accordance with federal and state reclamation laws as defined by each mining permit.

The Company estimates its ARO liabilities for final reclamation and mine closure based upon detailed engineering calculations of the amount and timing of the future cash spending for a third-party to perform the required work. Spending estimates are escalated for inflation and then discounted at the credit-adjusted risk-free rate. The Company records an ARO asset associated with the discounted liability for final reclamation and mine closure. The obligation and corresponding asset are recognized in the period in which the liability is incurred. The ARO asset is amortized on the straight-line method over its expected life and the ARO liability is accreted to the projected spending date. As changes in estimates occur (such as mine plan revisions, changes in estimated costs or changes in timing of the performance of reclamation activities), the revisions to the obligation and asset are recognized at the appropriate credit adjusted risk-free rate.

Workers’ Compensation

The Company is primarily self-insured for certain workers’ compensation coverage in Alabama for amounts over a specified limit insured by a commercial insurance policy. The Company accrues for the expense in amounts that include estimates for incurred but not reported claims. The Company is insured for workers’ compensation in the State of West Virginia through a state administered program.

Medical Insurance

The Company self-insures its group medical and dental coverage for its employees with amounts over a specified limit insured by a commercial insurance policy. The Company accrues for the expense in amounts that include estimates for incurred but not reported claims.

Retirement Plan

The Company provides a defined contribution plan covering substantially all employees not covered by multiemployer retirement plans (nonbargaining employees). The Company matches 100% of employee elective deferrals of up to 6% of the employees’ qualified compensation. In addition, the Company contributes 2% of the employees’ qualified compensation to the plan. During 2006, the Company contributed $1,061 to the plan and $553 for the six months ended June 30, 2007 (unaudited).

Revenue Recognition

The Company recognizes revenue and a related receivable when title passes to the customers. For domestic coal sales, this generally occurs when coal is loaded at mine or offsite storage locations. For export coal sales, this generally occurs when coal is loaded onto marine vessels at terminal locations. Transportation costs that are billed to customers and paid to the transportation provider (pass through costs) are included in coal sales and cost of coal sales.

Income Taxes

The Company and its subsidiaries are limited liability corporations and have elected to be treated as pass-through entities for tax purposes; therefore, no income taxes are recorded on the Company’s financial statements. Individual members are responsible for reporting their pro rata share of the Company’s taxable income or loss.

Recent Accounting Pronouncements

In 2006, the FASB issued Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement principles for financial statement disclosure of tax positions taken or expected to be taken on a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is assessing the impact that the adoption of FIN 48 will have on its consolidated financial position, results of operations, and disclosures.

In September 2006, the FASB issued SFAS 157, “Fair Value Measurement,” which establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosure about fair value measurements. This statement is effective for financial statements issued with fiscal years beginning after November 15, 2007. The Company is assessing the impact that the adoption of SFAS 157 will have on its consolidated financial statements.

In September 2006, the FASB issued Statement No. 158, “Employers’ Accounting for Defined Pension and Other Postretirement Plans” (SFAS 158), which supercedes other relevant accounting standards. SFAS 158 results from an initial phase of comprehensive project to improve the employer’s accounting for defined benefit pension and other postretirement plans. The objectives of the statement are for an employer to recognize the overfunded or underfunded status of a single-employer defined benefit or other postretirement plans as an asset or a liability in its statement of financial position and to recognize changes in that funded status in unrestricted net assets in the year in which the changes occur. In addition, SFAS 158 requires that the measurement of the funded status of the plan occurs as of the date of the Company’s year-end statement of financial position. Management is currently evaluating SFAS 158 and its impact on the consolidated financial statements.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Liabilities.” SFAS 159 permits entities to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. Unrealized gains/losses associated with the financial instruments are recognized in earnings. Also, it establishes presentation and disclosure designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Entities can choose to measure using the “fair value option” at specified election dates applied on an instrument by instrument basis, provided the election is irrevocable, and applies to an entire instrument, not a portion. The Company is assessing the impact that the adoption of SFAS 159 will have on its consolidated financial statements.

Note 2 – Property, Plant and Equipment and Mining rights

On July 11, 2003, the Company consummated an agreement with an unrelated third party to sell the coal reserves for a consideration of $58,000. Simultaneously with the sale, the Company entered into coal mining lease agreements that extend through the earlier of July 1, 2023 or until all merchantable and mineable coal has been extracted. The coal lease provides for minimum quarterly royalties of $1,200 commencing January 1, 2004. Minimum quarterly royalty payments in excess of tonnage royalties under the agreement are recoupable. The coal lease agreement also provides for additional payments for taxes and levies assessed against the properties and paid by the buyer and require the Company to pay all costs associated with the mining, operating and closure of the mining facilities. This transaction was accounted for as a financing transaction and, accordingly, the mining rights intangible and related deferred royalty liability have been reflected in the accompanying consolidated balance sheets. As of December 31, 2006 after related amortization, the remaining balance for each item is $49,499. As of June 30, 2007, after related amortization, the remaining balance for each item is $48,916 (unaudited).

Leased coal interests are reflected as leased coal lands within property, plant and equipment in accordance with Emerging Issues Task Force Issue N0. 04-02, “Whether Mineral Rights Are Tangible or Intangible Assets.”

Depreciation expense totaled $14,793 in 2006 and $9,325 for the six months ended June 30, 2007 (unaudited).

Note 3 – Debt

Long-term debt consists of the following:

		(Unaudited)
	December 31, 2006	June 30, 2007
Term note	$123,750	$123,125
Equipment financing	145	49

Total long-term debt	123,895	123,174
Less - Current portion	1,395	1,299

Long-term debt, net of current portion	$122,500	$121,875

In November 2005, the Company entered into a credit agreement (the “2005 Financing Agreement”) with a group of financial institutions. This credit agreement contains two parts, a $125,000 term loan and a $40,000 revolving loan. The revolving loan was subsequently amended to increase the total available borrowings to $50,000. The term loan matures in November 2012 and bears interest at a floating rate which averaged 8.78% at December 31, 2006 (11.75% at June 30, 2007 – unaudited). The Company is required to make quarterly payments on the term loan of $313 and is required to make annual payments beginning in 2007 based upon defined excess cash flow in the previous year. The revolving loan allows for combined borrowings and the issuance of letters of credit. The revolving loan matures in November 2011. Outstanding borrowings on the revolving loan amounted to $34,700 at

December 31, 2006 and $39,700 at June 30, 2007 (unaudited). The 2005 Financing Agreement is secured by substantially all of the assets of the Company and its subsidiaries and contains financial and other covenants that limit the ability of the Company to, among other things borrow additional funds, effect acquisitions or dispositions or make certain distributions and require the Company to, among other things, maintain various financial ratios. The Company was in compliance with all financial covenants on December 31, 2006 and June 30, 2007 (unaudited).

The Company entered into a finance and security agreement for the purchase of its commercial and umbrella insurance policies. The total amount financed amounted to $4,223 for 2006. The amount outstanding at December 31, 2006 was $2,116. The loan was repaid as of June 30, 2007 (unaudited). The agreement requires nine monthly installments of $431 including interest at 5.3%.

In 2004, the Company financed certain equipment totaling $739, with monthly payments of $17, including interest ranging from 1.99% through 6.25%, expiring at various times until October 2007.

At December 31, 2006 and June 30, 2007 (unaudited) the Company had outstanding letters of credit totaling $5,248 which were required primarily to secure insurance policies.

The aggregate maturities of long term debt are summarized as follows:

		(Unaudited)
	December 31, 2006	June 30, 2007
2007	$1,395	$674*
2008	1,250	1,250
2009	1,250	1,250
2010	1,250	1,250
2011	937	937
Thereafter	117,813	117,813

	$123,895	$123,174

*Six month period July 1, 2007 through December 31, 2007 (unaudited).

Note 4 – Postretirement Benefit Plans

The Company provides medical insurance benefits to retired employees. The Company assumed postretirement medical benefits for U.S. Steel employees at June 30, 2003 who will vest after June 30, 2008. Postretirement benefits for vested employees of U.S. Steel at June 30, 2003 and those that will vest within the five-year period subsequent to the acquisition date remain obligations of U.S. Steel. The Company records a provision for estimated postretirement medical benefits for employees not covered by the asset purchase agreement with U.S. Steel based upon annual valuations prepared by outside actuaries. The medical plans contain certain cost-sharing and containment features, such as deductibles, coinsurance, healthcare networks and coordination with Medicare.

In December 2003, FASB Staff Position (“FSP”) No. 106–1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, was released. FSP No. 106–1 was subsequently superseded by FSP No. 106–2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug Improvement and Modernization Act of 2003. FSP No. 106–2 requires a sponsor of a postretirement health care plan that provides a prescription drug benefit to implement the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) for the year beginning after December 15, 2004. The Act expands Medicare, primarily by adding a prescription drug benefit for Medicare eligible retirees starting in 2006. During 2005, the Company amended its plan to require participants to elect coverage under the Act and as a result, an actuarial gain of $894 was recorded as a reduction in the benefit obligation attributable to past service at December 31, 2005. The effects of this subsidy are not material to the 2006 annual expense.

The reconciliation of changes in benefit obligation, plan assets and funded status of the plan at December 31, 2006 based on the latest valuation as of October 31, 2006 for employees that will remain the obligation of the Company, is as follows:

December 31, 2006

Benefit obligation, beginning of period	$6,743
Service cost	678
Interest cost	388
Actuarial loss	1,085
Benefits paid	-

Benefit obligation at December 31	8,894
Unrecognized net actuarial loss (gain)	1,035

Accrued benefit liability	$9,929

The following is a detail of the net postretirement expense of the Company:

2006
Service cost	$678
Interest cost	388
Expected return on plan assets	-
Amortization of unrecognized loss (gain)	(231)

Net periodic postretirement expense	$835

Assumptions used in accounting for the postretirement benefit plan for the year ended December 31, 2006 are as follows:

Weighted average discount rate	5.75%
Health care cost trend rate (succeeding year)	9.00
Ultimate healthcare cost trend	5.00

Assumed healthcare cost trend rates can have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in the assumed healthcare cost trend rates would have the following effects on income at December 31, 2006:

	1% Point Increase	1% Point Decrease

Effect on total of service and interest	$286	$(209)
Effect on postretirement benefit obligation	2,180	(1,689)

The following represents expected future benefit payments, which reflect expected future services:

2007	$-
2008	-
2009	11
2010	28
2011	52
Years 2012 through 2015	1,591

$1,682

Note 5 – Other Employee Benefit Plans

UMWA Pension and Benefit Trusts

The Company is required under the Agreement with the United Mine Workers of America (UMWA) to pay amounts to the UMWA Pension Trusts based principally on hours worked by UMWA represented employees. These multiemployer pension trusts provide benefits to eligible retirees through a defined benefit plan. Contributions to the pension trusts currently are not required under the National Bituminous Coal Wage Agreement (NBCWA) of 2002 with the UMWA. The Employee Retirement Income Security Act of 1974 (ERISA), as amended in 1980, imposes certain liabilities on contributors to multiemployer pension plans in the event of a contributor’s withdrawal from the plan. The withdrawal liability would be calculated based on the contributor’s proportionate share of the plan’s unfunded vested liabilities.

The Coal Industry Retiree Health Benefit Act of 1992 (Coal Act) created two multiemployer benefit plans: (1) the United Mine Workers of America Combined Benefit Fund (Combined Fund) into which the former UMWA Benefit Trusts were merged, and (2) the 1992 Benefit Fund.

The Combined Fund provides medical and death benefits for all beneficiaries of the former UMWA Benefit Trusts who were actually receiving benefits as of July 20, 1992. The 1992 Benefit Fund provides medical and death benefits to orphan UMWA-represented members eligible for retirement on February 1, 1993, and who actually retired between July 20, 1992 and September 30, 1994. The Coal Act provides for the assignment of beneficiaries to former employers and the allocation of unassigned beneficiaries (referred to as orphans) to companies using a formula set forth in the Coal Act. The Coal Act requires that responsibility for funding the benefits to be paid to beneficiaries, be assigned to their former signatory employers or related companies. This cost is recognized as an expense when payments are assessed.

The UMWA 1993 Benefit Plan is a defined contribution plan that was created as the result of negotiations for the NBCWA of 1993. This plan provides pension and healthcare benefits to orphan UMWA retirees who are not eligible to participate in the Combined Fund, or the 1992 Benefit Fund or whose last employer signed the 1993, or a later, NBCWA and who subsequently goes out of business. Contributions to the Trust are at the rate of $.50 per hour worked and amounted to $774 for the year ended December 31, 2006. The Company entered into a new agreement with the UMWA effective January 1, 2007. Contributions to the Trust are at the rate of $2.00 per hour worked for the pension plan and $2.00 per hour worked for the health and welfare plan and amounted to $2,418 for the six months-ended June 30, 2007 (unaudited).

Coal Workers’ Pneumoconiosis

The Company is responsible under the Federal Coal Mine Health and Safety Act of 1969, as amended, for medical and disability benefits to employees and their dependents resulting from occurrences of coal workers’ pneumoconiosis disease. The Company is also responsible under various state statutes for pneumoconiosis benefits.

Pursuant to the asset purchase agreement, U.S. Steel reimburses claims or insurance premiums paid by the Company for all coal workers’ pneumoconiosis claims for employees who were (1) hired during the five years prior to the closing date of the purchase agreement and who, as of the date of the closing, had ten or more years’ employment in the coal industry or (2) hired five or more years prior to the closing date of the agreement and who, as of the date of closing, had ten or more years’ employment with U.S. Steel or its affiliates. The projected coal workers’ pneumoconiosis benefit obligation for the employees at Oak Grove (employees of Pinnacle Mine are covered under the West Virginia insurance fund) amounted to $2,181 at December 31, 2006, for which the Company has accrued $1,218. There are no funded assets related to the plan.

Note 6 – Mine Closing and Reclamation Costs

Under certain federal and state regulations, the Company is required to reclaim land disturbed as a result of mining. Reclamation activities include closing and sealing its mines, removing surface processing facilities and reclaiming land it disturbed as a result of normal mining activities. The Company recorded its asset retirement obligation at the time the mines were acquired. The obligation is determined using discounted cash flow techniques as is accreted to its then present value each period. Amortization of the related asset is recorded on a straight-line basis over the mine’s estimated life. The Company periodically reviews its asset retirement obligation and makes necessary adjustments for permit changes as granted by state authorities and for revisions of estimates of costs. Adjustments to the liability result in an adjustment to the corresponding asset. None of the Company’s assets are legally restricted for purposes of settling the asset retirement obligations.

A reconciliation of the beginning and ending aggregate carrying amount of the asset retirement obligation is as follows:

		(Unaudited)
	2006	Six months Ended June 30, 2007
Balance - Beginning of period	$15,555	$16,659
Accretion expense	1,014	449

Balance - End of period	$16,569	$17,108

Note 7 – Members’ Equity

The Company is authorized to issue three classes of common units. The Class A Units, of which 1,000 units are issued and outstanding at December 31, 2006 are entitled to vote. The Class B Units are nonvoting and have been issued to management employees. Class A Preferred Units were issued in 2003 and repaid in 2004.

Pursuant to the operating agreement distributions to the Class B Common Units can only be made to the extent that the Class A Preferred Units have been redeemed and the Class A Common Units have received specified amounts contained in the operating agreement (the specified limit was reached during 2005), at which time the Class B Common Units will participate in a pro-rata percentage of the profits as specified in the agreement.

Note 8 – Major Customers

In connection with the acquisition of the mining operations, the Company entered into a Coal Supply Agreement to supply coal to various coking and steel making facilities of U.S. Steel. The Agreement provided for the Company to sell through December 31, 2006 an initial annual commitment of 2,500 tons of coal (minimum commitments of 2,200 tons), subject to adjustment pursuant to provisions in the Coal Supply Agreement. The price of coal under the Agreement for the first two contract periods approximated the current market price at that time for equivalent coal. Prices in effect for the remaining periods of the Agreement were based on prices agreed to by the Company and U.S. Steel and represented the market price of the respective coal, with price adjustments limited to a maximum increase or decrease of $1.50 per ton. Sales to this customer amounted to $75,225 for the year ended December 31, 2006. Accounts receivable and accounts payable, related to coal sales to U.S. Steel, amounts due from U.S. Steel for reimbursable West Virginia black lung expense and amounts due to U.S. Steel under the asset purchase agreement for lease and service fees for synfuel in West Virginia, amounted to $2,235 and $2,639 respectively, at December 31, 2006 and $321 and $3,909 respectively, at June 30, 2007 (unaudited).

In addition to the business with U.S. Steel discussed above, during 2006 the Company had four major customers whose revenue accounted for 16%, 13%, 13% and 11%, respectively of total sales and 28%, 16%, 14% and 6%, respectively, of total sales for the six months ended June 30, 2007 (unaudited). The amounts due from these customers approximated 3% of the

December 31, 2006 accounts receivable balance and 20% (unaudited) of the June 30, 2007 accounts receivable balance.

Note 9 – Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values of financial instruments:

Cash and Cash Equivalents - The carrying amount reported in the consolidated balance sheets for cash and cash equivalents represents its fair value due to the short maturity of these instruments.

Short-Term Notes Payable - The carrying amount reported in the consolidated balance sheets for short-term notes payable represents its fair value due to the short-term maturity of these instruments.

Long-Term Debt - The carrying amount reported in the consolidated balance sheets for long-term debt represents its fair value due to the variable interest rate.

Note 10 – Leases

The Company uses various leased facilities and equipment in its operations. Lease expense for the year ended December 31, 2006 amounted to $1,125. Lease expense for the six months ended June 30, 2007 amounted to $659 (unaudited). Future minimum lease payments under noncancelable operating leases are summarized as follows:

	December 31, 2006	(Unaudited) June 30, 2007
2007	$1,115	$559*
2008	994	996
2009	10	13
2010	5	7
2011	-	1
Thereafter	-	-

	$2,124	$1,576

*Six month period from July 1, 2007 through December 31, 2007 (unaudited).

Note 11 – Related Parties

The Company entered into a management services agreement with Questor Management Company, LLC that requires the Company to pay a quarterly management fee of $100 plus

0.25% of the consolidated gross sales of the Company. Amounts charged to expense pursuant to this agreement amounted to $1,054 ($217 included in accrued liabilities) for the year ended December 31, 2006 and $257 ($257 included in accrued liabilities) for the six months ended June 30, 2007 (unaudited).

The Company entered into a management services agreement with Benjamin M. Statler L.L.C., a 50% Common Class A Unit owner, controlled by the President and Chief Executive Officer of the Company that requires the Company to pay a quarterly management fee of 0.25% of the consolidated gross sales of the Company. Amounts charged to expense pursuant to this agreement amounted to $654 ($117 included in accrued liabilities) for the year ended December 31, 2006 and $157 ($157 included in accrued liabilities) for the six months ended June 30, 2007 (unaudited).

The Company occasionally utilizes an aircraft owned by its’ Chief Executive Officer for business travel. Amounts paid for this travel totaled $504 in 2006 and $262 for the six months ended June 30, 2007 (unaudited).

The Company has made advances to a partnership owned by the members of PinnOak Resources, LLC and an unrelated third party totaling $11,325 as well as distributed cash to its members to purchase their ownership in the partnership totaling $2,800. The partnership, known as Beard Pinnacle, LLC will own and operate a facility to recover clean coal from a refuse impoundment at the Pineville, West Virginia mine. Beard Pinnacle, LLC has entered into an operating agreement which provides that it will sell recovered coal to the Company at a price which management believes is arms-length. Should the Company not purchase produced coal under this agreement, Beard Pinnacle, LLC may sell its product to other customers.

Note 12 – Supplemental Coal Data (Unaudited)

Proved and probable coal reserves, the equivalent of “demonstrated reserves” under the coal resource classification system of the U.S. Geological Survey amounted to 138,718 tons at December 31, 2006. Generally, these reserves would be commercially mineable at year-end prices and cost levels, using current technology and mining practices.

Note 13 – Disruption of Mining Operations

In September 2003, lightning caused an ignition of methane gas and disruption in the ventilation system at the Pinnacle Mine in West Virginia. The Pinnacle Mine represents approximately 60% of the Company’s historic production activities. Mining at this location immediately ceased as management evaluated alternatives to reestablish a suitable mine operating environment and assure safe re-entry. The Pinnacle Mine was reopened in early April 2004.

The Company filed insurance claims for the lost profits and costs resulting from the interruption and received payments of $25,000 in 2003 and 2004. During 2006, the Company entered into agreements with certain of the insurers with regard to $13,000 that had previously been advanced to the Company subject to reservations of rights and received additional settlements of $15,160.

Note 14 – Contingencies

The Company is party to ordinary litigation incidental to its business. No current pending litigation is expected to have a material adverse effect on results of operations, financial condition or cash flows.

Note 15 – Summary Quarterly Financial Information (Unaudited)

A summary of the unaudited quarterly results of operations for the year ended December 31, 2006 is as follows:

	First	Second	Third	Fourth	Total
Total revenues	$83,936	$60,791	$62,313	$47,796	$254,836
Income (loss) from operations	13,886	10,129	(6,087)	(2,268)	15,660
Net income (loss)	11,583	7,603	(9,316)	(5,393)	4,477

Note 16 – Subsequent Events

On July 31, 2007, Cleveland-Cliffs Inc acquired the Company pursuant to a Unit Purchase Agreement, dated as of June 14, 2007, by and among Cleveland-Cliffs Inc, the Company and its members. As part of this agreement, PinnOak’s members agreed to contribute their equity interests in Beard-Pinnacle LLC to Cleveland-Cliffs. The purchase price of PinnOak, including its subsidiary operating companies and Beard-Pinnacle LLC was $450 million in cash, of which $108.4 million is deferred until December 31, 2009, plus the repayment of approximately $160 million in debt under the 2005 Financing Agreement. The purchase agreement includes a contingent earn-out, which ranges from $0 to approximately $300 million dependent upon PinnOak’s performance in 2008 and 2009. Performance in 2008 and 2009 would be paid in 2010 and treated as additional purchase price. As a result of this acquisition, the management services agreements with Questor Management Company, LLC and Benjamin M. Statler, LLC ended was terminated.

The Company has entered into a new agreement with the UMWA on March 1, 2007, which was effective retroactively to January 1, 2007. The new agreement is effective through December 31, 2011.